Exhibit (r)(1)

CONSOLIDATED CODE OF ETHICS

OF

SPECIAL VALUE OPPORTUNITIES FUND, LLC,

SPECIAL VALUE EXPANSION FUND, LLC,

TCP CAPITAL CORP.,

SPECIAL VALUE CONTINUATION PARTNERS, LP,

TENNENBUAM OPPORTUNITIES FUND V, LLC,

TENNENBUAM OPPORTUNITIES PARTNERS V, LP,

TENNENBAUM CAPITAL PARTNERS, LLC,

SVIM/MSM, LLC,

SVAR/MM, LLC, and

SVOF/MM, LLC

Pursuant to

Rule 17j-l(c) Under the Investment Company Act of 1940

and

Rule 204A-1(a) Under the Investment Advisers Act of 1940

1.                                                                                                                                    Purpose and Standards of Conduct

Tennenbaum Capital Partners, LLC (“TCP”), its affiliated advisors (together with TCP, the “Advisors”), and the Registered Funds TCP advises set high ethical and professional standards for employee conduct.  Indeed, the reputation of the Registered Funds and the Advisors for integrity is one of their most important assets. Each employee — whatever his or her position — is responsible for upholding these standards.

Accordingly, this Code of Ethics has been adopted by the Registered Funds and the Advisors in accordance with Rule 17j-1(c) under the Investment Company Act of 1940 (the “40 Act”) and Rule 204A-1(a) under the Investment Advisers Act of 1940 (the “Advisers Act”).  The purpose of this Code of Ethics is to provide the Registered Funds and the Advisors with regulations and procedures designed to comply with the 40 Act and the Advisers Act, and in particular, Rule 17j-1(b) under the 40 Act, which generally proscribes fraudulent or manipulative practices with respect to an investment company by persons associated with such investment company.  Rule 17j-1(b) states (defined terms used below in paragraph (a) of this section 1 have the meaning given to such terms in Rule 17j-1(a)):

(a)                               It is unlawful for any affiliated person of or principal underwriter for a Fund, or any affiliated person of an investment adviser of or principal underwriter for a Fund, in connection with the purchase or sale, directly or indirectly, by the person of a security held or to be acquired by the Fund:

1.                                    To employ any device, scheme or artifice to defraud the Fund;

2.                                    To make any untrue statement of a material fact to the Fund or omit to state a material fact necessary in order to make the statements made to the Fund, in light of the circumstances under which they are made, not misleading;

3.                                    To engage in any act, practice or course of business that operates or would operate as a fraud or deceit upon the Fund; or

4.                                    To engage in any manipulative practice with respect to the Fund.

This Code of Ethics also proscribes securities transactions involving insider trading (as described below) as well as possible conflicts of interest.

Any violation of this Code of Ethics must be reported promptly to the Compliance Officer.

2.                                                                                                                                    Application

(a)                               This Code of Ethics applies to the “access persons” of the Registered Funds and the Advisors (as such term is defined in Section 3 below).  Each access person must read, acknowledge receipt of, annually certify compliance with and retain a copy of this Code of Ethics.

(b)                              TCP will maintain a list of the access persons of the Registered Funds and the Advisors, will provide each such access person with a copy of this Code of Ethics and all amendments hereto, and will obtain from each officer, director, partner, employee or other person who provides investment advice on behalf of an Advisor and is subject to supervision and control by an Advisor a written acknowledgement of receipt of this Code of Ethics and each such amendment.

3.                                                                                                                                    Definitions

For the purposes of this Code of Ethics, the following definitions shall apply:

(a)                               “Access person” means any, director, officer, employee or “advisory person” (as defined below in subparagraph (b)) of a Registered Fund, an Advisor or any other investment adviser to a Registered Fund.  Notwithstanding the foregoing, the designated representative of Babson and Babson’s directors, officers, employees and advisory persons shall not be considered an access person of the Registered Funds if Babson certifies on a quarterly basis to the Registered Funds that (i) such representative is subject to a comprehensive code of ethics of Babson, (ii) the person making such certification has reviewed such representative’s reports to Babson and the portfolio listing of the Registered Funds and such representative has not reported any purchase or sale during the covered period of any security appearing on the Registered Funds’ portfolio listings and (iii) Babson has not utilized any information gained by such representative regarding the Funds to make recommendations to its clients except as authorized by the Registered Funds’ Compliance Officer.

(b)                              “Advisors” shall mean, collectively, the registered investment advisers set forth from time to time in the title on the first page of this Consolidated Code of Ethics, and “Advisor” shall mean each of the Advisors individually.

(c)                               “Advisory person” of a Fund or an Advisor means (i) any employee of the Fund, an Advisor or any other investment adviser to the Fund or any employee of any company in a control relationship to any such entity who, in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding the purchase or sale of a security by a Fund, or whose functions related to the making of any recommendations with respect to such purchases or sales; and (ii) any natural person, if any, in a control relationship to the Fund who obtains information concerning recommendations made to a Fund with regard to the purchase or sale of a security.

(d)                              A security is “being considered for purchase or sale” when, in the case of a potential purchase, a Fund has commenced or completed due diligence and has not determined not to seek to acquire such security and, in the case of a sale, a Fund has commenced formal consideration of whether to sell such security and has not determined not to seek to sell it.

(e)                               “Beneficial ownership” means an interest in securities, the financial benefits of which are enjoyed, directly or indirectly, by the person in question by reason of ownership or any contract, understanding, relationship, agreement, or other arrangement, and by reason of which such person should be regarded as the true owner.  It is not relevant whether such securities are registered or standing on the books of the issuer in the name of such person or some other person.  Thus, for example, securities held for a person’s benefit in the names of others, such as nominees, trustees and other fiduciaries, securities held by any partnership of which a person is a partner, and securities held by any corporation which is controlled by a person (directly or through intermediaries), would be deemed to be beneficially owned by said person.  Similarly, a person ordinarily obtains benefits equivalent to ownership from, and thus is generally regarded as the “beneficial owner” of, securities held in the name of a spouse, a minor child, or an immediate family member living in the same household or substantially dependent on such person for support.  Other illustrations of benefits substantially equivalent to those of ownership include application of the income derived from securities to maintain a common home and application of the income derived from securities to meet expenses which the person otherwise would meet from other sources.  In some cases a fiduciary, such as a trustee, may have beneficial ownership by having or sharing voting or investment power with respect to such securities even if such person does not have a financial interest in the securities.

(f)                                  “Compliance Officer” means the designated chief compliance officer of a Registered Fund or an Advisor, as appropriate.

(g)                               “Control” means the power to exercise a controlling influence over the management or policies of a company, unless such power is solely the result of an official position with such company.

(h)                               “Fund” means any investment company, privately offered investment vehicle or separate account managed by an Advisor, including the Registered Funds.

(i)                                   “Independent director”, means a director of a Registered Fund who is not an “interested person” of the Registered Fund within the meaning of

Section 2(a)(l9) of the 40 Act.  A director is not deemed an interested person of the Registered Fund solely by reason of such person being a member of the Board of Directors or an owner of shares of a Fund.

(j)                                  “Investment personnel” means portfolio managers or other employees of an Advisor who participate in making investment recommendations to a Fund, as well as persons in a control relationship to a Fund who obtain information about investment recommendations, including any other investment adviser to the Fund except as expressly provided herein.

(k)                              “Insider Trading” generally means trading in a security on the basis of material non-public information in violation of a duty to the marketplace, the issuer, the person’s employer or client or the like.  Passing Material Non-public Information to another person in violation of such a duty may also be treated as Insider Trading.  The circumstances in which such a duty exists are not easily defined.  An access person of a Fund or an Advisor who has Material Non-public Information about a security should assume that he or she has such a duty unless the Compliance Officer makes a contrary determination.

(l)                                   “Material Non-public Information” is information that is both material and non-public.  For this purpose, information is considered material if there is a substantial likelihood that a reasonable investor would consider it important in deciding how to act.  If the information has influenced a person’s investment decision, it would be very likely to be considered material.  In addition, information that, when disclosed, is likely to have a direct effect on the stock’s price should be treated as material.  Examples include information concerning impending mergers, sales of subsidiaries, significant revenue or earnings swings, dividend changes, impending securities offerings, awards of patents, technological developments, impending product announcements, impending financial news and other major corporate events.  Information is non-public when it has not been disseminated in a manner making it available to investors generally.  Information is public once it has been publicly disseminated, such as when it is reported in widely disseminated news services and/or publications, and investors have had a reasonable time to react to the information.  Once the information has become public, it may be traded on freely.

(m)                           “Purchase or sale of a security” includes, among other things, the writing of an option to purchase or sell a security or entering into or terminating any contract (such as a swap) the value or payout of which varies with the value of such security.

(n)                               “Registered Funds” shall mean, collectively, the Funds set forth from time to time in the title on the first page of this Consolidated Code of Ethics, and “Registered Fund” shall mean each of the Registered Funds individually.

(o)                              “Security” shall have the meaning set forth in Section 2 (a)(36) of the 40 Act.  In general, the term includes any interest or instrument commonly known as a security and, with respect to any security, includes any related or derivative securities, except that it shall not include securities issued by the Government of the United States, bankers acceptances, bank certificates of deposit, commercial paper or shares of registered open-end investment companies and such other high quality money market instruments as may be designated by the Compliance Officer of a Fund or an Advisor.

4.                                                                                                                                    Prohibited Activities

(a)                               Except as permitted by Sections 5(a)-(f) and (h)-(i), no access person shall purchase or sell, directly or indirectly, any security in which such person has, or by reason of such transaction acquires, any direct or indirect beneficial ownership and which to such person’s actual knowledge at the time of such purchase or sale:

(i)                                   is being held by a Fund

(ii)                                is being considered for purchase or sale by a Fund; or

(iii)                             is being purchased or sold by a Fund.

(b)                              No access person shall reveal to any other person (except in the normal course of his or her duties on behalf of a Fund) any confidential information regarding securities transactions by a Fund or consideration by a Fund or an Advisor of any securities transaction; provided that such disclosure may be made to any other investment adviser to a Fund.  The Funds and the Advisors consider all information concerning their investment activities to be confidential, unless such information has been publicly disclosed.  When an access person serves as a director or officer of a portfolio company, such person shall coordinate any disclosures made by such person with the Compliance Officer.

(c)                               No access person shall make recommendations concerning the purchase or sale of securities by a Fund without disclosing any interest such access person has in the securities or issuer thereof, including, without limitation:

(i)                                   any direct or indirect beneficial ownership of any securities of such issuer;

(ii)                                any contemplated transaction by such person in such securities;

(iii)                             any position with such issuer or its affiliates; and

(iv)                            any present or proposed business relationship with such issuer or its affiliates on the one hand, and such person or any party in which such person has a significant interest, on the other;

(d)                              No access person of a Fund or an Advisor shall participate in any securities transactions on a joint basis with a Fund in violation of applicable law.

(e)                               No access person shall engage in “Insider Trading” whether for his or her own benefit or the benefit of a Fund, an Advisor or others.

(f)                                  No investment personnel shall participate in initial public offerings1 or in private placements of securities unless the Compliance Officer reviews and approves such participation.  In determining whether such prior approval shall be granted, the Compliance Officer shall take into account whether the opportunity to purchase such Covered Securities is being offered to such investment personnel because of his or her position with the Funds or an Advisor, and whether the opportunity to purchase such security should be reserved for clients of the Advisor.  Note that the term investment personnel generally does not include independent directors, who may accordingly generally acquire securities in initial public offerings and private placements without prior written approval.  Approval will only be granted if the Compliance Officer determines the investment does not cause a conflict of interest between the investment personnel, an Advisor and a Fund.  The

1 FINRA Rule 5130 generally prohibits their members from selling initial public offerings to any person who has authority to buy or sell securities for an investment company or investment advisor, as well as certain immediate family members of such individuals.

Compliance Officer’s decision, and the rationale supporting his or her decision, will be retained in the records of the Advisor and the Funds.

(g)                               Advisory persons are prohibited from receiving any gift or other things of more than de minimis value (generally less than $500) from any person or entity that does business with or on behalf of TCP or the Funds, except as approved by the Compliance Officer.  Gifts received in excess of $100 must be listed on each employee’s quarterly compliance statement. Cash gifts or loans (other than ordinary course commercial or consumer loans) from any person or entity that does business with or on behalf of TCP or the Fund, in any amount, may not be accepted under any circumstances.

(h)                               Advisory persons are prohibited from being the beneficiary of entertainment (including meals and travel) of more than de minimis value (generally less than $500 per event) from any person or entity that does business with or on behalf of TCP or the Funds,, except as approved by the Compliance Officer.

(i)                                   Advisory persons must have prior written authorization of a Managing Partner of TCP to serve as an officer of or on the board of directors of any outside companies other than charitable and non-profit organizations and foundations and other than (at the request of TCP) any company in which a Fund has an investment.

(j)                                  No access person may sell short any security issued by a Fund or take a short equivalent position in any related security.

5.                                                                                                                                    Exempted Transactions

The prohibitions of Section 4(a) of this Code of Ethics shall not apply to:

(a)                               Purchases or sales effected in any account over which the access person has no direct or indirect influence or control or in any account of the access person which is managed on a discretionary basis by a person other than such access person and with respect to which such access person does not in fact influence or control such transactions

(b)                              Purchases or sales effected in any account in which the Access Person does not have direct or indirect beneficial ownership of the holdings of such account (such as mutual funds).

(c)                               Purchases or sales which are non-volitional on the part of either the access person or a Fund (such as a merger).

(d)                              Transactions effected pursuant to an automatic investment plan.

(e)                               Purchases which are part of an automatic dividend reinvestment plan, if any.

(f)                                  Purchases effected upon the exercise of rights issued by an issuer, pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer.

(g)                               Purchases or sales of any security (including any related or derivative security) of an issuer or affiliated issuer not on a list maintained by the Compliance Officer at the time the access person in question determines to make such purchase or sale.  The Compliance Officer or his designee shall maintain and continuously update such list, which shall contain all issuers whose securities are held by portfolios managed by an Advisor or whose securities are being considered for purchase or sale by any portfolio managed by an Advisor.

(h)                               Purchases or sales of securities by an independent director that are not prohibited by Section 4(a) of this Code of Ethics.

(i)                                   Purchases or sales of securities which receive the prior written approval of the Compliance Officer (or other designee) (such approving officer having no personal interest in such purchases or sales) because such purchases or sales are not likely to have any economic impact on a Fund or on its ability to purchase or sell securities of the same class or other securities of the same issuer.  Any pre-clearance will be valid for seven days unless otherwise stated in the written waiver, subject to termination at any time during such period by the Compliance Officer.

6.                                                                                                                                    Use of Confidential and Material Non-Public Information

The Funds and the Advisors consider all information concerning their investment activities and the operations of those private companies in which they primarily invest to be confidential, unless such information has been publicly disclosed.  Access Persons may not communicate such confidential information to others who (i) do not need to know that information in the interests of the business of the Funds and/or the Advisors or (ii) are not permitted to receive such information under the confidentiality agreements of the Funds and/or the Advisors with the companies in which they invest or consider investing.  Further, Access Persons may not trade in a security while in possession of material confidential information regarding the issuer of that security or the activities of the Funds and/or the Advisers with respect to such issuer.

If an access person believes he has learned Material Non-public Information about a public company in which a Fund has or is considering acquiring an investment interest, he should contact the Compliance Officer immediately so that the Fund can address the insider trading issues and preserve the integrity of the Fund’s activities.  Such access person may not trade on the information or discuss the possible Material Non-public Information with any other person at or outside a Fund or an Advisor.

If the Compliance Officer, after consultation with senior management, concludes that such access person may in fact have received Material Non-public Information, the Fund or the Adviser will either (1) abstain from trading in the securities of that issuer, (2) publicly disclose the information, or (3) establish an information barrier so that other persons at the Company do not learn the Material Non-public Information, provided that an information barrier will not be established except pursuant to procedures approved by nationally recognized securities counsel.  Further, securities of the issuer in which Material Non-public Information was acquired will be placed on the restricted list maintained by the Compliance Officer until further determination.

The following are steps that can be taken to preserve the confidentiality of confidential information and Material Non-public Information:

(a)                               Material Non-public Information should be communicated only when there exists a justifiable business reason to do so.  Before such information about a public company is communicated to persons outside a Fund or an Advisor, the access person must consult with the Compliance Officer.

(b)                              Access persons should not discuss confidential matters in elevators, hallways, restaurants, airplanes, taxis, or any place where they might be overheard.

(c)                               Access persons should not leave sensitive memoranda on their desk or in other places where others can read them.  Access persons should not leave a computer terminal without exiting the file upon which they are working.

(d)                              Access persons should not read confidential documents in public places or discard them where others can retrieve them. Access persons should not carry confidential documents in an exposed manner.

(e)                               Access persons should not discuss confidential business information with spouses or other relatives or with friends.

(f)                                  Access persons should not permit clients or other visitors to a Fund or an Advisor to wander freely.

(g)                               Access persons should avoid even the appearance of an impropriety.  Serious repercussions may follow Insider Trading and the law proscribing Insider Trading is constantly changing.

(h)                               Access persons should assume that all confidential information about the Registered Funds and any public company is Material Non-public Information, the use or dissemination of which for other than a legitimate business purpose would be wrong.

Access persons are further bound by the provisions of TCP’s Insider Trading Policy.

7.                                                                                                                                    Reporting and Certification

(a)                               Every access person, subject to the exception in paragraph (b) below for independent directors, shall report to the Compliance Officer the information described in Section 7(c) of this Code with respect to (i) transactions in any security in which such access person has, or by reason of such transaction acquires, any direct or indirect beneficial ownership in the security and (ii) holding of all securities, on an initial and annual basis, in which such access person has direct or indirect beneficial ownership; provided, however, that an access person shall not be required to make a report with respect to transactions effected in any account over which such person does not have any direct or indirect influence or control or in any account which is managed on a discretionary basis by a person other than such access person and with respect to which such access does not in fact influence or control such transactions.  The Compliance Officer shall maintain such reports and such other records as are required by Rule l7j-l under the 40 Act and Rule 204-2 of the Advisers Act and set forth in Section 8 below.

(b)                              An independent director of a Registered Fund need only report to the Compliance Officer a transaction if such director at the time of such transaction knew or, in the ordinary course of fulfilling his or her official duties as a director of the Registered Fund, should have known that during the 15-day period immediately preceding or after the date of such transaction by such director the security is or was purchased or sold by a Registered Fund or such security was being considered for purchase or sale by a Fund or an Advisor.  Independent directors are not required to make the initial or annual holdings reports set forth in Section 7(c)(i) below, or the quarterly reporting requirements set forth in Section 7(c)(ii) below (unless a transaction described in this paragraph has occurred in such quarter).

(c)                               Every report shall be in writing and shall be delivered not later than (i) 10 days after the day the individual becomes an access person and within 45 days after each January 1 thereafter and (ii) within 30 days after the end of each calendar quarter during which such person is an access person and shall contain the following information:

(1)                              For reports due under clause (i) with respect to holdings as of a date within 45 days prior to the date of the report, the title and type of security, and, as applicable, the exchange ticker or CUSIP number, the number of shares, and the principal amount of each security involved; and the name of any broker, dealer or bank with which such access person maintains an account in which any securities are held for such access person’s direct or indirect benefit;

(2)                              For reports due under clause (ii) with respect to transactions during the preceding quarter, the date of each transaction; the nature of each transaction (i.e., purchase, sale or other type of acquisition or disposition); the title, and as applicable, the exchange ticker symbol or CUSIP number, interest rate and maturity date, number of shares, and principal amount of each security; the price at which each transaction was effected; and the name of the broker, dealer or bank with or through which each transaction was effected; and

(3)                              With respect to any account established by an access person during the quarter in which any securities were held during the quarter for the direct or indirect benefit of the access person:

a.                                     name of the broker, dealer or bank;

b.                                    date account was established; and

c.                                     date that report is submitted to the Compliance Officer.

(d)                              In lieu of the required report, so long as the information in the report required by 7(c) above is provided (including, for example, with respect to gifts), an access person may instruct every brokerage firm at which such access person has an account to send duplicate confirmations of all securities transactions and monthly brokerage statements to the Compliance Officer.  The annual report required by paragraph 7(c)(i) above can be made by confirming in writing the information accumulated through the year.

(e)                               Any such report may contain a statement that the report shall not be construed as an admission by the person making such report that such person has any direct or indirect beneficial ownership in the security to which the report relates.

(f)                                  All reports furnished pursuant to this Code will be reviewed by the Compliance Officer for compliance with these procedures.  Such reports will be kept confidential, subject to the right of inspection by the Board of Directors of the Fund, the Advisor and the Securities and Exchange Commission.

(g)                               Each access person (including each independent director) must annually certify that such person has read this Code of Ethics, understands its requirements regarding such person and has complied with such requirements throughout the previous year.  Such report shall be submitted to the Compliance Officer not later than February 14 of each year.

(h)                               No less frequently than annually, TCP must furnish to the Board of Directors and the Board of Directors must consider, a written report that:  (i) describes any issues arising under the Code of Ethics or procedures since the last report to the Board of Directors, including but not limited to, information about material violations of the code or procedures and sanctions imposed in response to the material violations; and (ii) certifies that each Registered Fund and the respective Advisors have adopted procedures reasonably necessary to prevent Access Persons from violating this Code of Ethics.

8.                                                                                                                                    Maintenance of Records

The Compliance Officer shall maintain and cause to be maintained in an easily accessible place, the following records:

(a)                               A copy of any code of ethics adopted by an Advisor or a Registered Fund pursuant to Rule 17j-1 or 204A-1 which is or has been in effect during the past five years;

(b)                              A list of all persons who are, or within the preceding five years have been, access persons of each Advisor and each Registered Fund;

(c)                               A copy of each written acknowledgement required by Section 2(b) of this Code of Ethics for each person who is, or within the past five years was, subject to such requirement;

(d)                              A copy of each report made pursuant to Rule 17j-1 or 204A-1 and this Code within the preceding five years, including the Compliance Officer’s reports to the Board of Directors;

(e)                               A copy of any decision and reasons supporting such decision to approve a pre-clearance transaction pursuant to this Code, made within the past five years preceding the beginning of the fiscal year in which such approval is granted; and

(f)                                  A copy of any record or report of violation of this Code and any action taken as a result of such violation.

9.                                                                                                                                    Sanctions

Upon discovering a violation of this Code, the Board of Directors of a Registered Fund or an Advisor, as applicable, may impose such sanctions as it deems appropriate, including, among other things, a letter of censure or suspension or termination of the employment of the violator.

Certification – Consolidated Code of Ethics

This is to certify that I have read and understand the Consolidated Code of Ethics dated February 1, 2010 and that I recognize that I am subject to the provisions thereof and will comply with the policy and procedures stated therein.

This is to further certify that I have complied with the requirements of such Code of Ethics and that I have reported all personal securities transactions required to be disclosed or reported pursuant to the requirements of such Code of Ethics.

Please sign your name here:

Please print your name here:

Please date here:

Please sign two copies of this Certification Form, return one copy to Elizabeth Greenwood, General Counsel & CCO via hard copy or fax at 310-581-3120. Please retain the other copy, together with a copy of the Code of Ethics, for your records.